Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports First Quarter 2016 Financial Results

Exceeds Company’s Guidance

Malvern, PA — (GLOBE NEWSWIRE) — April 26, 2016 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the first quarter ended March 31, 2016.

Company Highlights

•                  Recognized highest quarterly revenue in Company’s history of $48.6 million, a 12% increase  over prior year

•                  Achieved fifteenth consecutive quarter of year over year revenue growth

•                  Realized highest quarterly EBITDA in Company’s history of $10.8 million, a 22% return

•                  Serviced highest quarterly patient volume in Company’s history, a 10% increase over prior year

•                  Recorded $4.0 million GAAP net income for the first quarter

•                  Grew CardioKey volume by 33% versus the fourth quarter of 2015

•                  Completed the acquisition of the ePatch division of DELTA Danish Electronics, Light and Acoustics on April 1

•                  Initiated tender offer for VirtualScopics, Inc.

•                  Increased our 2016 EBITDA guidance to be in the range of $42 million to $44 million

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “The record performance we delivered last year continued into the first quarter of 2016.  We are pleased to report our strongest quarterly performance in the Company’s history, posting record revenue, EBITDA and patient volume.  These results are validation of the effectiveness of our strategy and our ability to deliver on key management objectives.

“To build on this momentum, we continue to aggressively pursue both organic and acquisition growth opportunities.  We recently completed the purchase of the ePatch division of DELTA Danish Electronics, Light & Acoustics.  The transaction provides future cost savings relating to our next generation device and adds another monitoring device to our product suite.  We also initiated a tender offer for VirtualScopics, Inc. which will expand our clinical research offerings.

“We are very excited about the Company’s outlook in 2016 as evidenced by the increase to our EBITDA guidance.  We expect our strong growth trends to continue this year supported by numerous internal and external factors.  Longer term, we are highly optimistic about our future prospects as we see a growing trend in healthcare toward the use of remote patient monitoring.”

First Quarter Financial Results

Revenue for the first quarter 2016 was $48.6 million compared to $43.4 million for the first quarter 2015, an increase of $5.2 million, or 12.0%.  This increase was due to $6.1 million higher Healthcare revenue, driven by increased patient volume and the MCT Medicare rate increase that became effective January 1.  Research revenue was essentially flat.  Technology revenue declined $0.9 million due to lower sales resulting from customers delaying purchases as they await the release of upgraded devices.  For the first quarter 2016, Healthcare revenue was comprised of 41.7% Medicare.

Gross profit for the first quarter 2016 increased to $30.6 million, or 63.0% of revenue, compared to $25.2 million, or 58.1% of revenue, for the first quarter 2015.  The gross profit percentage was driven by a 390 basis point improvement related to monitoring center efficiencies due to the higher volume, lower device communication and device transportation costs in addition to the 100 basis point impact of the higher MCT Medicare pricing.

On a GAAP basis, operating expense for the first quarter 2016 was $26.1 million, compared to $24.8 million for the first quarter 2015.  On an adjusted basis, operating expense for the first quarter 2016 was $24.3 million compared to $22.9 million for the first quarter 2015.  The adjusted operating expense excludes $1.8 million for the first quarter 2016 primarily related to patent litigation and the Company’s recently announced acquisitions and $1.9 million for the first quarter 2015 primarily related to patent litigation, as well as costs associated with the integration of the 2014 Mednet and BMS acquisitions.  The increase was driven by higher headcount related expense of $1.1 million in general and administrative and sales and marketing, $0.3 million higher bad debt and $0.2 million higher tradeshow and sales meeting expense.  These increases were partially offset by $0.2 million lower consulting expense in research and development related to our next generation device.

On a GAAP basis, interest and other loss, net was $0.4 million for the first quarter 2016, consistent with the first quarter 2015.

On a GAAP basis, net income for the first quarter 2016 was $4.0 million, or $0.14 per diluted share, compared to a net loss of $0.1 million for the first quarter 2015.  Excluding the $1.8 million of other charges, adjusted net income for the first quarter 2016 was $5.8 million, or $0.20 per diluted share.  This compares to adjusted net income of $1.8 million, or $0.06 per diluted share, for the first quarter 2015, which excludes the impact of $1.9 million of other charges.

Liquidity

As of March 31, 2016, total cash was $22.8 million, an increase of $3.8 million compared to December 31, 2015.  The significant cash uses during the quarter ended March 31, 2016 include $5.7 million for incremental employee related and payroll tax cash outflows in the first quarter as well as $3.5 million for capital expenditures, primarily medical devices.  These uses were more than offset by cash generated from collections.  Consolidated days sales outstanding decreased to 45 days as of March 31, 2016, down from 47 days as of December 31, 2015.

As of March 31, 2016, the Company had total indebtedness of $23.2 million.  The Company also has access to a $15.0 million revolving credit facility which remains undrawn.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Tuesday, April 26, 2016 at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.gobio.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, our ability to successfully integrate acquisitions into our business and the effect such acquisitions will have on our results of operation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

	Three Months Ended
	(unaudited)
Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)	March 31, 2016	March 31, 2015

Revenues	$48,640	$43,435
Cost of revenues	18,013	18,212
Gross profit	30,627	25,223
Gross profit %	63.0%	58.1%

Operating expenses:
General and administrative	12,336	11,397
Sales and marketing	7,545	7,183
Bad debt expense	2,638	2,349
Research and development	1,786	1,965
Other charges	1,788	1,860
Total operating expenses	26,093	24,754

Income from operations	4,534	469
Interest and other loss, net	(423)	(390)

Income before income taxes	4,111	79
Provision for income taxes	(141)	(148)
Net Income (loss)	$3,970	$(69)

Net income (loss) per share (a):
Basic	$0.15	$(0.00)
Diluted	$0.14	$(0.00)

Weighted average number of common shares outstanding (a):
Basic	27,371	26,935
Diluted	29,182	26,935

(a)         Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted net income (loss) per share is computed by giving effect to all potential dilutive common shares, including stock options, and restricted stock units (“RSUs”).  If the outstanding options or RSUs were exercised or converted into common stock, the result would be anti-dilutive for the quarter ended March 31, 2015.  Accordingly, basic and diluted net loss per share is the same for the quarter ended March 31, 2015.  Please refer to the reconciliation of Non-GAAP Financial Measures for diluted share count information for the quarter ended March 31, 2015.

Summary Financial Data (In Thousands)	March 31, 2016	December 31, 2015
	(unaudited)	(unaudited)

Cash and cash equivalents	$22,841	$18,986
Healthcare accounts receivable, net	16,420	15,179
Other accounts receivable, net	8,063	8,997
Days sales outstanding	45	47
Working capital	27,474	23,157
Total assets	128,931	124,143
Total indebtedness	23,240	23,582
Total shareholders’ equity	80,659	75,926

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	March 31, 2016	March 31, 2015
Income from operations — GAAP	$4,534	$469
Other charges (a)	1,788	1,860
Adjusted income from operations	$6,322	$2,329
Net income (loss) — GAAP	$3,970	$(69)
Other charges (a)	1,788	1,860
Adjusted net income	$5,758	$1,791

Net income (loss) per diluted share — GAAP	$0.14	$(0.00)
Other charges per diluted share (a)	0.06	0.06
Adjusted net income per diluted share	$0.20	$0.06
Weighted average number of common shares outstanding — diluted	29,182	28,828

	Three Months Ended
	(unaudited)
	March 31, 2016	March 31, 2015

Cash provided by (used in) operating activities	$8,182	$(4,606)
Capital expenditures	(3,513)	(2,072)
Free cash flow	$4,669	$(6,678)

	Three Months Ended
	(unaudited)
	March 31, 2016	March 31, 2015

Income from operations — GAAP	$4,534	$469
Other charges (a)	1,788	1,860
Depreciation and amortization expense	3,266	2,952
Stock compensation expense	1,178	1,120
Adjusted EBITDA	$10,766	$6,401

(a)         In the first quarter 2016, the Company incurred $1.8 million of other charges primarily due to patent litigation and the recently announced acquisitions that are expected to close in the second quarter.  In the first quarter 2015, the Company incurred $1.9 million of other charges primarily related to patent litigation, as well as costs associated with the integration of the 2014 Mednet and BMS acquisitions.